UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

Proxy Statement Pursuit to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

REVELATION BIOSCIENCES, INC.
(Name of Registrant as Specified in its Charter)

_________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Revelation Biosciences Inc. Reminds You to Vote for the Special Meeting on January 17, 2025

– A vote for Proposal 2 saves the Company over $200,000 per year –

San Diego, CA – January 13, 2025 – Revelation Biosciences, Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a clinical-stage life sciences company that is focused on harnessing the power of trained immunity for the treatment of disease, wants to remind all shareholders to vote their proxies for the January 17, 2025 special meeting of stockholders. In particular, a vote for Proposal 2, the redomicile of the Company from Delaware to Nevada will save the Company at least $200,000.00 per year in franchise tax fees. All proposals in the proxy are important and the Board of Directors has suggested a vote for all proposals.

Please vote by calling Advantage Proxy toll free at 877-870-8565 or 206-870-8565.

The Special Meeting of Stockholders will take place virtually via a Zoom videoconference. You can access the virtual meeting by using the following link: https://revbproxy.com/special-meeting-1%2F17%2F2025-1. Any stockholder who is unable to join the online meeting can participate by telephone by dialing (929) 205-6099, using the Zoom Meeting ID 818 7130 5249 and the Passcode 614116.

For more information on Revelation, please visit www.RevBiosciences.com.

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical stage life sciences company focused on harnessing the power of trained immunity for the prevention and treatment of disease using its proprietary formulation Gemini. Revelation has multiple ongoing programs to evaluate Gemini, including as a prevention for post-surgical infection, as a prevention for acute kidney injury, and for the treatment of chronic kidney disease.

For more information on Revelation, please visit www.RevBiosciences.com.

Important Information

Revelation has filed a proxy statement with the Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for the Special Meeting of Stockholders. Before making any voting decision, stockholders are urged to read the proxy statement in its entirety, which contains important information. Stockholders may obtain free copies of the proxy statement and other relevant documents at the SEC’s website (www.sec.gov) at https://www.sec.gov/Archives/edgar/data/1810560/000095017024136402/revb-20241213.htm. For additional information, please contact Advantage Proxy at 877-870-8565 or 206-870-8565.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

Company Contacts

Mike Porter

Investor Relations

Porter LeVay & Rose Inc.

Email: mike@plrinvest.com

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com